LEASE AGREEMENT

DATE: March 1, 2000

LANDLORD: STEVENSON BUSINESS PARK, LLC

a California limited liability Company

c/o Trumark Companies

4135 Blackhawk Plaza Circle, Suite 280

Danville, CA 94506

TENANT: AVANEX CORPORATION,

a Delaware corporation

The Premises

1. Premises. Landlord hereby leases to Tenant upon the terms and condit those certain premises (the "Premises") consisting of approximately 91,332 squ "drip-line," as per custom and practice in Alameda County) constituting all "Building C" and located at 40949 Encyclopedia Circle, Fremont, California shown within the cross-hatched area on the map of the Building attached hereto as Building is situated is hereinafter referred to as the "Land" and co "Parcel 3 "of Parcel Map 7251. The figure of 91,332 square feet shall be us which the square footage of the Building is a factor, including, without limitation, Section 3.3 below. On or about September 8, 1999, Landlord and Tenant entered into a Project.

For the purposes of this Lease, the following definitions shall apply:

a. The term "Building Shell" shall mean a concrete tilt-up building and construction quality equivalent to that of Building B and (2) containing four (4 grade level loading doors) with approximately 24 foot clear height; .495 GPM/2000 squ 2000 amp-277/480 volt, three phase power service (with no power panel).

b The term "Project" shall mean that certain three (3) building comp Park in which the Building is located.

c. The term "Declaration" shall mean that certain Declaration of Cov Easement Agreement, which has been recorded with respect to the Project.

d. The term "Land" shall refer to the real property upon which the P

e. The term "Common Areas" shall mean all parking areas, landscape improvements located on the Land which are designated in the Declaration as "Common A

f. The term "Exclusive Common Area" shall mean those portions of the Com

g. The term "Improvement Allowance" shall mean the sum THOUSAND SIX HUNDRED TWENTY DOLLARS ($3,196, 620).

h. The term "Improvements Costs" shall mean all of the connection with the design, permitting, construction and testing of the Tenant Improv of the space plan for the Tenant Improvements and the Approved Plans and the fees and charge a separate construction management or supervision fee in connection with the c

i. The term "Approved Plans" shall mean the plans and specific Improvements which have been prepared by DES Architects + Engineers (the "Arc Tenant prior to the date hereof.

j. The term "Tenant Improvements" shall mean the interior improveme occupancy of the Premises, which are set forth on the Approved Plans. The term " portion of the Tenant Improvements consisting of approximately 25,000 square feet of 2" shall mean improvements to the remaining areas of the Premises.

2. Building Shell and Tenant Improvements.

2.1. Building Shell. Tenant hereby acknowledges as follows:

a. Landlord has designed and constructed the Building Shell as a generic or building for group "B" occupancy. The Building Shell was not constructed in improvements, use and/or occupancy;

b. Tenant has reviewed and inspected the Building Shell and Building Shell plan Building Shell will be suitable for the Tenant Improvements and Tenant's intended use

c. Except as to the Warranty (as defined in Section 2.6 below), Landlord has ma or warranties regarding the Building Shell, the Common Areas, the Tenant Improvements Areas.

d. Tenant has not relied on Landlord to provide any advice or services in conne Improvements or as to any modifications which may need to be made in order to accommo particular use of the Premises.

e. Except as to the Warranty and subject to completion of punchlist items as de the Premises to Tenant, Tenant shall accept the same, together with the Tenant Improv condition.

f. Tenant has requested that the Tenant Improvements be designed and constructe order to accommodate this, the Tenant Improvements will be designed by the Building A Contractor.

    As a result of the "fast track" design and construction of the Tenant I course of construction, the actual Improvement Costs are likely to increase above any the Building Contractor. H

h. Tenant will have the Approved Plans reviewed by its own consulting architect

2.2 Tenant Improvements.

      Construction. Landlord and Tenant agree that the construction of the Tenan Plans, will be carried out by the "Building Contractor", Hollander S commercially reasonably efforts to negotiate a fixed-price contract with the Building Contract") which is competitive for similar work in the Fremont-Newark area construction conditions.

Landlord shall use diligent efforts to have the Building Contractor substantially April 15, 2000. Landlord shall use diligent efforts to have the Building Contractor s Improvements by July 1, 2000.

"Substantially complete" "or "substantial completion" shall mean tha Improvements have been constructed in accordance with the Approved Plans (as evidence submitted by the Building Architect), as modified by material change orders approved "field" changes in the Approved Plans, other minor deviations and punchlist allow Tenant to install Tenant's own fixtures, furnishings, and equipment and, therea

"Landlord's Construction Obligations" shall mean Landlord's oblig and direct the Building Contractor and the construction process such that constructio the dates set forth above. Provided that Landlord has exerted the diligent efforts sp have satisfied Landlord's Construction Obligations even if the construction of a Phas set forth above.

2.2.2 Improvement Costs; Additional Costs. Landlord shall pay for that p the Improvement Allowance; provided, however, in no event shall Landlord be obligated Allowance, or otherwise assume any financial responsibility, with respect to the purc the items set forth in Exhibit D attached hereto. Any portion of the Improveme which are in excess of the Improvement Allowance or which are related to the items se by Tenant.

      Tenant's Advances. Prior to the commencement of construction of Phase 1, T the estimated Additional Costs for Phase 1 ("Tenant's Phase 1 Advance&quo Building Contractor's estimate of Improvement Costs for that Phase. In no event shall Contractor to obtain building permits for, or commence construction of, Phase 1 unles Phase 1 Advance.

Prior to the commencement of construction of Phase 2, Tenant shall pay to Land Additional Costs for Phase 2 ("Tenant's Phase 2 Advance"), which est Contractor's estimate of Improvement Costs for that Phase. In no event shall Landlord to obtain building permits for, or commence construction of, Phase 2 unless and until Advance.

If at any time, and from time to time, during construction of the Tenant Impro the Additional Costs will exceed the balance of Tenant's Phase 1 Advance or Tenant's five (5) days following written demand from Landlord, Tenant shall advance to Landlor amount of such excess.

Tenant's Phase 1 Advance and Tenant's Phase 2 Advance shall be applied by Landlord Landlord has expended the full amount of the Improvement Allowance applicable to each set forth in Exhibit D, Landlord shall expend Tenant's advances as and when ne whether Landlord has expended the full amount of the Improvement Allowance. In no eve its own funds (including funds advanced to Landlord from the Project lender) more tha

If upon completion of construction of Phase 1 or Phase 2 there are any Additional Phase 1 Advance, Tenant's Phase 2 Advance, and/or any Additional Advances, then Tenan any such remaining Additional Costs within ten (10) days following written demand.

If, upon the completion of construction of the Tenant Improvements and any other i Tenant Improvements pursuant to change orders requested by Tenant and upon the paymen Contractor and otherwise, there are any unexpended portions of Tenant's Initial Advan Surplus"), then Landlord shall pay to Tenant any such TI Surplus not later t of all punchlist items with respect to the Tenant Improvements and such other improve within the aforesaid thirty (30) day period, then the TI Surplus shall accrue interes from the end of the aforesaid thirty (30) day period until the date the payment is ac

2.2.4 Walk-through-Punchlist. Upon Substantial Completion of Phase 1 the Building Contractor shall conduct a walk-through of the Building to inspect the T prepare a list of punchlist items to be completed. Landlord shall cause the Building within thirty (30) days following the walk-through. Upon Substantial Completion of Ph through and punchlist procedure. Upon Substantial Completion of both Phase 1 and Pha obtaining from the City of Fremont final inspections of the Tenant Improvements and, the Building.

2.2.5 Date of Delivery; As Is. upon the Substantial Completion of Phase 1 of the Tenant Improvements. Landlord shall liable to Tenant for any damage or loss incurred by Tenant by reason of Landlord's fa Premises to be delivered by any particular date (including, without limitation, the d shall this Lease be void or voidable on account thereof. Notwithstanding the foregoin not Substantially Completed by August 15, 2000 and the delay in such Substantial Comp defined in Section 3.1 below), then at any time during the period between August 15 a written notice to Landlord electing to terminate this Lease; provided, however, Tenan as provided above, if Tenant has taken occupancy of all or any part of the Building. termination notice by Tenant, Phase 1 of the Tenant Improvements are not substantiall upon the expiration of such five (5) day period and, thereafter, neither Landlord nor obligations hereunder. If, within five (5) days following a termination notice by Ten substantially completed, then this Lease shall continue and Tenant's termination noti effect.

Subject to the completion of punchlist items and, except as to the Warranty, Tenan Tenant Improvements as completed) on the Commencement Date (as defined below) in its

2.2.6 Limited Warranty. For a period of one (1) year following Subst Improvements, Landlord warrants (the "Warranty") that each Phase has manner free from defects, and that all systems installed as part of such Phase will b shall provide prompt written notice to Landlord of any defect or condition to which t Notice"). Upon receipt of a Warranty Notice from Tenant, Landlord shall b diligently cause the defect or condition to be remedied within a reasonable period of defect or condition entitle Tenant to terminate this Lease or provide to Tenant any r against any Rents becoming due hereunder. The Warranty shall not apply to any compone which (a) have been installed, altered, or modified by Tenant, (b) affected by the in and equipment or by any other act or omission of Tenant, or (c) have been used in a m not designed or intended, or (d) have not been properly maintained to the extent such to which Tenant has otherwise conducted its own maintenance or repairs.

3. Term; Option to Renew and Purchase.
    3.1 Term. The term of this Lease (the "Lease Term") shall comme the date that is ten (10), years thereafter. The "Commencement Date" shall be the date that Phase 1 of the Tenant Improvements are substantially completed, or been substantially completed but for any Tenant Delays, or
      April 15, 2000, provided that Landlord has satisfied Landlord's Construction Obl

  "Tenant Delays" on the part of Tenant shall include, without limi funds with Landlord (as provided in Section 2.2.5 above), change orders requested by provide to Landlord, the Building Architect, and/or the Building Contractor informati to time; provided, however, an act or omission on the part of Tenant shall only compr Tenant Improvements are actually delayed thereby and Landlord has provided to Tenant delay the progress of construction, which notice is provided by Landlord within five informed that Tenant's act or omission will cause a delay.

  3.2 Option to Renew. The Landlord hereby grants to Tenant one option upon the following terms and conditions:

  (a) The Option shall give Tenant the right to extend the Lease Term for "Extended Term");

  (b) Tenant shall give Landlord written notice of its exercise of the Op later than six (6) months before the date the Lease Term would end but for said exerc

  (c) Tenant shall not have the right to exercise the Option if at the ti under this Lease. The period of exercise for the Option shall not be extended for an the Option by reason of Tenant's material default;

  (d) All terms and conditions of this Lease shall apply during the Exten determined as provided in Section 4.2 below; and,

  (e) Once Tenant delivers notice of its exercise of the Option pursuant exercise, and such notice of exercise shall operate to automatically extend the Lease material default under this Lease (provided that Tenant's default with respect to any regarded as material) on the date an Extended Term is to begin, this Lease, at Landlo Landlord specifying the default, shall not be extended pursuant to the provisions of the last day of the Lease Term. If Landlord determines that any exercise notic ineffectual exercise of the Option, then Landlord shall provide to Tenant notice of t Landlord's receipt of the exercise notice.

  The term "Lease Term" shall mean and refer to the initial term of the Lease, as de with the Extended Term which has been put into effect by reason of an exercise of the Section 3.2.

  4. Rent.

  4.1 Base Rent. Tenant agrees, as of the Commencement Date, to pay right of deduction and/or offset, monthly "Base Rent" as follows:

  a. Upon the Commencement Date, SIXTY-THREE THOUSAND NINETEEN DOLLARS TE

      Upon the earlier of (1) July 1, 2000 or (2) the date that Phase 2 of the Tenant I would have been substantially completed but for any Tenant Delays, monthly Base Rent Exhibit "B" attached hereto.

  Base Rent shall be due and payable at Landlord's address shown above on the first Term. Base Rent for any period during the Lease Term which is for less than one (1) m day month. For the purposes of determining the applicable rent under Exhibit "B," mean each successive twelve (12) month period during the Lease Term, commencing on th

  4.2 Rent for Extended Term. Base Rent for the Extended Term shall b value of the Premises in relation to market conditions at the time of the extension; Rent for the Extended Term be less than the Base Rent applicable during the tenth (10 nor shall the annual increases of such Base Rent be less then applicable market rates shall be determined by and as follows:

  4.2.1 Mutual Agreement. After timely receipt by Landlord of Tena and Tenant shall have a period of thirty (30) days in which to agree on Base Rent for agree on Base Rent during that period, they shall immediately execute an amendment to Term. If Landlord and Tenant are unable to so agree on Base Rent, then Base Rent for utilizing the fair market rental value of the Premises determined as provided in Sect

  4.2.2 Appraisal. Within ten (10) days after the described in Section 4.2.1 above, each party, at its cost and by giving notice t estate appraiser, with at least five (5) years full-time commercial appraisal experie fair market rental value of the Premises. If a party does not appoint an appraiser w given notice of the name of its appraiser, the single appraiser appointed shall be th rental value of the Premises. The cost of such sole appraiser shall be borne equally by the parties shall meet promptly and attempt to set the fair market rental value of within twenty (20) days after the last appraiser has been appointed, then the two app appraiser meeting the qualifications stated in this Section 4.2.2 within ten (10 are given to set the fair market rental value of the Premises If they are unable to a parties to this Lease, by giving ten (10) days notice to the other party, may apply t Alameda County for the selection of a third appraiser who meets the qualifications st one-half (1/2) of the cost of appointing the third appraiser and of paying the third selected, shall be instructed to select which of the two appraisals submitted by the represents the fair market rental value for the Premises, which selection shall be th establishing the fair market rental value, the appraiser or appraisers shall consider rental value for the Premises (which shall include considerations of (a) rental rates improvements (provided that in no event shall the determination of the fair market re applicable to any portion of the Tenant Improvements in excess of the Improvement All directly by Tenant), (b) cost of living increases or other rental adjustments (c) the size of the space without regard to the existence of this Lease.

  4.3 Additional Rent. In addition to Base Rent, Tenant shall pay, as Percentage Share of Operating Expenses and Taxes, utility costs as referred to in Sec provided for in this Lease, and all other items to be paid hereunder to Landlord. Th refers to Base Rent and Additional Rent.

  4.4 Rent Deposit . Upon execution of this Lease, Tenant shall pay to La HUNDRED ONE DOLLARS AND SEVENTY-EIGHT CENTS ($106,401.78) as a deposit for the Base R

  5. Security Deposit. Upon execution of this Lease, Tenant shall deposit SIX THOUSAND EIGHT HUNDRED TWENTY-ONE DOLLARS AND THIRTY CENTS ($1,276,821.30) as a s of the provisions of this Lease. The security deposit shall consist of (a) cash in t FOUR HUNDRED FOURTY-TWO DOLLARS AND EIGHTY-SEVEN CENTS ($151,442.87)(the, "Ca Credit (the "Letter of Credit") in the amount of ONE MILLION ONE HUN SEVENTY-EIGHT DOLLARS AND FIFTY CENTS ($1,125, 378.50) which meets the requirements s Letter of Credit with Landlord within fifteen (15) days following Tenant's execution security deposit or any component thereof, as and when required in this Section 5 sha Lease. Upon such default, Landlord, in addition to its other rights and remedies, may construction of the Tenant Improvements until the default is cured. In addition, any regarded as a Tenant Delay without the necessity of any notice on the part of Landlor the security deposit, or any portion of it, to cure the default or to compensate Land resulting from Tenant's default. Tenant shall pay immediately on demand to Landlord deposit expended or applied by Landlord as provided in this Section so as to maintain deposited with Landlord. In this regard, in the event Landlord draws only a portion o below), then Tenant shall immediately provide to Landlord a replacement Letter of Cre TWENTY-FIVE THOUSAND THREE HUNDRED SEVENTY-EIGHT DOLLARS AND FIFTY CENTS ($1,125,378. below. As soon as practicable after the expiration or termination of this Lease, L Tenant, less such amounts as are reasonably necessary to remedy Tenant's defaults in Premises caused by Tenant or to clean the Premises upon such termination, reasonable event of the sale of the Building, the security deposit will be transferred to the pu liability with reference to such security deposit upon such transfer. Landlord shall separate from its other funds, and Tenant shall not be entitled to interest on such d shall accrue on the unused balance of the Cash Deposit at an annual rate of two perce placed with Landlord through the date that the Cash Deposit, or any remaining portion expiration or termination of this Lease. Accrued interest on the unused portion of th upon the expiration or termination of this Lease; provided, however, no interest shal terminated by Landlord following an event of default on the part of Tenant.

  The Letter of Credit shall comply with the following:
      The Letter of Credit shall be issued by a financial institution with a rating of Service and "AA" or better by Standard & Poors Corporation and otherwis lender which has provided, or will be providing, financing for the Building (a " shall have offices from which the Letter of Credit may be drawn in either Alameda Cou
      The Letter of Credit shall be for the direct account and benefit of Landlord and, and in the form of a clean, irrevocable, non-documentary and unconditional letter of approved by Landlord and the Building Lender
      The Letter of Credit shall be fully transferable and/or assignable by Landlord an the Building, provided that Landlord, or its successors, shall pay for any transfer c issuer of the Letter of Credit.
      The Letter of Credit shall, on its face, be for an initial term of one year with of one year each, unless the issuer thereof sends notice (the "Non-Renewal No not less than thirty (30) days prior to the then expiration date of the Letter of Cre
      The Letter of Credit shall, on its face, state that Landlord shall have the right written statement certifying that there has occurred an event of default under this L only be entitled to draw a portion of the Letter of Credit which is equal to the dama Landlord has incurred or will incur in connection therewith (which damages may includ pursuant to Section 20 below). Prior to making a draw upon the Letter of Credit by re provided to Tenant written notice of the subject default.
      The Letter of Credit shall, on its face, also state that Landlord shall have the written request given within thirty (30) days following Landlord's receipt of a Non-R
      The Letter of Credit shall also contain such other provisions as may be requested

    6. Operating Expenses and Taxes.

    6.1 Payment by Tenant . Pursuant to this Section 6, Tenant shall p Operating Expenses and Taxes.

    a. Operating Expenses . Landlord shall determine or estimate th Operating Expenses for the calendar year in which the Occupancy Date occurs. Beginni of the amount estimated by Landlord to be Tenant's Percentage Share of Operating Expe Landlord, as Additional Rent, on the first day of each calendar month remaining in th estimate such increases to Tenant's Percentage Share of Operating Expenses as of the Tenant to pay one-twelfth (1/12) of such estimated amount as Additional Rent hereunde month.

    In the event that during the course of any calendar year Operating Expenses have i the amount of Operating Expenses estimated by Landlord at the commencement of that ca amount of the monthly estimated payments to be paid by Tenant in order to take into a from Landlord of any such increase, Tenant shall pay the full amount of the recalcula remainder of the subject calendar year. In making the aforesaid recalculation, Landl Landlord for any increased Operating Expenses applicable to that portion of the subje of Landlord's notice.

    Not later than ninety (90) days following any calendar year (including the year fo terminates), Landlord shall furnish Tenant with a true and correct accounting of the in the preceding calendar year, and within thirty (30) days of Landlord's delivery of the amount of any underpayment by Tenant of Tenant's Percentage Share of Operating Ex by Landlord to give such accounting shall not constitute a waiver by Landlord of its Operating Expenses or any underpayment by Tenant thereof. Landlord shall credit the next estimated installment(s) of Tenant's Percentage Share of Operating Expenses or, terminated (other than due to a default by Tenant), shall refund the amount of overpa obligation upon Tenant to demand such refund from Landlord.

    b. Taxes . Tenant shall pay to Tenant's Percentage Share of Tax demand by Landlord therefor, which demand shall be accompanied by a copy of the tax b seeking payment and shall be made by Landlord no earlier than thirty (30) days prior cover any period of time either prior to the Occupancy Date or after the expiration o Taxes shall be prorated to cover only the period of time following the Commencement D Term, as applicable.

    Within twelve (12) months following the end of any calendar year, Tenant shall hav review Landlord's books and records with respect to the Operating Expenses and Taxes is determined that there were any errors in the calculation of Operating Expenses or determination, Landlord shall credit any overpayment by Tenant to Base Rent thereafte any underpayment, as the case may be. In the event that a review by Tenant determine percent (3%), then Landlord shall reimburse Tenant for the reasonable out-of-pocket c review.

    6.2 Definitions . "Tenant's Percentage Share" shall be (a) o Operating Expenses and Taxes which are directly attributable to Building, including, (as defined in the Declaration) which are allocable to the Building's Exclusive Commo percent (49.9%) as to Common Area Expenses which are attributable to the Non-Exclusiv

    "Operating Expenses" are defined as all reasonable costs and expenses paid ownership, maintenance, repair, management, and operation of the Premises, the Buildi costs and expenses shall include, without limit, the following:

    i. Landlord's reasonable costs and expenses in carrying out repairs and and (c) below, the Building's percentage share of all Common Area Expenses and other all of the Exclusive Common Area Expenses allocable to the Building;

    ii. Landlord's cost of fire, extended coverage (including rental loss i and the Land;

    iii. Landlord's reasonable cost of the fire sprinkler monitoring syste

    iv. an annual management fee equal to three percent (3%) of the gross r

    v. the amortized portion of any capital expenditure incurred by Landlor such capital expenditures are intended to reduce or replace other items of Operating

    "Amortized portion" of any capital expenditure to be paid by Tenant shall mean Ten amount of the expenditure amortized (on a monthly basis) over the useful life of the Tenant's Percentage Share of such amortized amount shall be payable in each month aft earlier of (i) the expiration of the Lease Term, or (ii) the end of the useful life o applicable

    "Taxes" are defined as all real property taxes applicable to the Land, the property taxes" shall include any form of assessment (general, special, supplemental, tax, improvement bond or bonds, license fee, license tax, rental tax, levy, penalty i indirect power of tax, including any city, county, state or federal government, or an other improvement district thereof, as against any legal or equitable interest of Lan Premises, as against Landlord's right to rent or to other income therefrom, or as aga Premises or the occupancy of Tenant, or any other tax, fee, or excise, however descri imposed in substitution, partially or totally, of any tax previously included within additional tax, the nature of which was previously included within the definition of taxes" shall not include any income or franchise taxes imposed on Landlord. If, for a and Premises are not separately assessed from the Project as a whole, then Taxes shal Premises based upon the percentage in which Common Area Expenses are allocated to the

    7. Utilities. Tenant shall be solely responsible for paying the cost of garbage and other utilities directly used on the Premises. Tenant shall pay directly utilities. Tenant, as part of Tenant's Percentage Share of Operating Expenses, will p Non-Exclusive Common Area and for all of the utilities servicing the Building's Exclu

    8. Late Charges. Tenant acknowledges that late payment by Tenant to Lan of Operating Expenses and Taxes or other sums due hereunder will cause Landlord to in exact amount of such costs being extremely difficult and impracticable to fix. Such and accounting charges and late charges that may be imposed on Landlord by the terms encumbrance covering the Premises. Therefore, if any installment of Base Rent or oth Landlord when due, then, within ten (10) days following the date said Base Rent or ot without additional invoice or demand, an additional sum equal to six percent (6%) of however, if payments of Base Rent have been made to Landlord in a timely manner pursu charge herein shall be an additional sum equal to five percent (5%) of the overdue am represents a fair and reasonable estimate of the costs that Landlord will incur by re and/or acceptance of any late charge shall not constitute a waiver of Tenant's defaul prevent Landlord from exercising any of Landlord's other rights and remedies.

    9. Use of Premises; Compliance with Laws.

    9.1 General . The Premises are to be used for office, research and B occupancy (collectively, "Tenant's Operations"). Any other use of the Premi consent of Landlord, which consent shall not be unreasonably withheld if any proposed applicable land use ordinances. Tenant shall not do anything or permit anything to be bring anything or permit anything to be kept or brought therein which will in any way policy of fire or other insurance upon the Building or any of its contents, or cause shall not use or allow the Premises to be used for any unlawful purpose, nor shall Te on or about the Premises. Tenant shall not damage or deface or otherwise commit or s Premises. Tenant shall honor the terms of all recorded covenants, conditions and res honor the terms of any reasonable rules and regulations established by Landlord durin and/or the Building.

    In connection with Tenant's use of the Premises, Tenant shall, at its sole cost an

    a. Apply for, obtain and maintain throughout the Lease Term any and all approvals, which are required in connection with Tenant's Operations;

    b. Comply with any and all laws, rules, regulations or ordinances (coll which govern Tenant's Operations;

    c. Adopt such measures as are, from time to time, necessary or required persons or properties, in or around the Premises as a result of any activities relate

    d. Subject to Article 10 below, carry out any and all alterations necessary in order to comply with the Laws, to the extent such compliance is (1) requ the Building, (2) imposed in connection with any alterations or improvements being ma in connection with any governmental permit, approval, or authorization applied for by

    e. Comply with all of the terms and provisions of the Declaration, as the same Lease Term.

    9.2 Hazardous Materials.

    9.2.1 Prohibition . Tenant and Tenant's agents, contractors, su store, release or dispose of (collectively "Release(s)"), or allow a Release of, any the Premises, except that Tenant may, subject to the terms of this Lease, use and sto (defined below). Tenant shall, at its sole cost and expense, comply with any and all governmental authority which govern the use, handling or storage of any Hazardous Mat Premises in connection with Tenant's operations or otherwise relating to any activity provisions of this Lease relating to Tenant's obligations with respect to Hazardous M obligations set forth in this Section 9.2, in Section 11.1 (regarding maint (regarding Tenant's indemnity of Landlord with respect to Hazardous Materials), shall of this Lease.

    9.2.3 Definitions . As used in this Lease, the term "Hazardous material or substance which is (i) defined as a "hazardous waste," "extremely hazardo Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of t Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a "hazar California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner defined as a "hazardous material," "hazardous substance," or "hazardous waste" under Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Respons "hazardous substance" under Section 25281 of the California Health and Safety Co (Underground Storage of Hazardous Substances), (v) petroleum and any petroleum by-pro foam insulation, (viii) listed under Article 9 or defined as hazardous or extremely h the California Administrative Code, Division 4, Chapter 20, (ix) designated as a "haz of the Federal Water Pollution Control Act (33 U.S.C. 1317), (x) defined as a "hazar the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C substance" pursuant to Section 101 of the Comprehensive Environmental Response, 9601 et seq. (42 U.S.C. 9601), or (ix) determined to be, or defined as, under any f as hazardous, toxic, or dangerous to persons, animals or the environment.

    As used in this Lease, the term "Permitted Materials" shall mean and refer to thos customarily used by Tenant in the conduct of Tenant's Operations, (b) designated by T (c) approved, in advance of its use, by Landlord. As to any Hazardous Materials whic comply with any reasonable requirements imposed by Landlord to confirm that Tenant's compliance with all applicable rules, laws and regulations, and will not otherwise no release in or about the Premises.

    9.3 Signage. Tenant shall be entitled to place its name and logo (" for the Project and on the exterior of the Building, subject to the following:

    a. The design of Tenant's Sign shall be subject to Landlord's prior rea restrictions set forth in the Declaration;

    b. Tenant's Signs shall comply with all appropriate sign ordinances of

    c. The size, color, materials, and location of Tenant's Sign shall be allocation limitations adopted by Landlord and/or the Association (as defined in the

    d. All costs and expenses in connection with Tenant's Sign shall be bo

    9.4 Reasonableness of Restrictions. Landlord and Tenant hereby ac set forth in this Section 9 shall be deemed reasonable in all respects and under all

    10. Alterations; Condition on Termination. Tenant shall not install an ("Alterations") to the Premises, the cost of which is Ten Thousand Dollars ($1 consent of Landlord. At such time as Landlord is granting its consent to any proposed such Alterations will be required to be removed upon a termination of this Lease. Ten licenses and other consents, and shall comply with all governmental rules, laws, regu to any Alterations and/or additions constructed on the Premises by Tenant, all at Ten shall be carried-out by licensed and experienced contractors reasonably approved in a keep the Premises, the Building and the Land free from any liens arising out of any w obligations incurred by or on behalf of Tenant. During the Lease Term, all Alteratio Tenant shall be deemed the property of Landlord. During the Lease Term, Tenant may r original Tenant Improvements) without the prior consent of Landlord, provided that Te to damage caused by such removal. Upon the termination of this Lease, Tenant shall c removed from the Premises and shall repair any damage to the Premises resulting there respect to any Alterations (including any Alterations not requiring the prior written prior to the termination of this Lease and provided that Landlord has not indicated o to require Tenant to remove any or all of such Alterations upon the termination of th Alterations that Landlord so requires to be removed and repair any damage to the Prem Tenant's sole cost and expense. All Alterations not required, pursuant to this Sectio of Landlord upon the termination of this Lease.

    Upon termination of this Lease, Tenant shall (a) repair any damage caused by the i placed or constructed on the Premises by Tenant, (b) assure that the Premises, the Bu all Hazardous Materials used or stored by Tenant, or Tenant's agents, employees, cont or invitees, during the Lease Term, and (c) assure that the Premises are in good cond any casualty damage and where, pursuant thereto, this Lease has been terminated pursu normal wear and tear excepted.

    11. Repairs and Maintenance.

    11.1 Tenant's Obligations . Tenant shall, at Tenant's sole cost and

    a. maintain the interior portions of the Premises in good, clean and sa

    b. maintain all phone, network, and other communications cabling on, a

    c. maintain those exterior portions of the Premises which are not other forth in Section 11.2 below in good, clean and safe condition and repair;

    d. repair any damage to the Premises, the Building or Common Areas caus employees, agents, invitees, licensees or contractors; and

    e. conduct all maintenance, clean-ups and repair required in connection contractors, subcontractors, licensees, customers or invitees use and/or storage of H the Building and/or the Land.

    Tenant shall have no right to install any device on the roof of the Premises or th consent of Landlord. Tenant shall not make any penetrations of the roof of the Premi written consent of Landlord.

    11.2 Landlord's Obligations . Landlord shall do the following:

    a. repair and maintain the structural portions of the Building and the structure);

    b. repair and maintain all heating and HVAC systems servicing the Premi

    All costs advanced by Landlord in connection with the performance of Landlord's ob subject to repayment by Tenant to Landlord as part of Tenant's Percentage Share of Op by Landlord in connection with the work described in 11.2(a) to the extent such work omission on the part of Tenant, its employees, agents, contractor, customers, supplie the repair and maintenance of the Common Area will be carried out by the Association responsibility under this Lease to carry out any such repairs or maintenance.

    12. Insurance.

    12.1 Tenant's Insurance . Tenant shall at all times during the Leas maintain general commercial liability insurance (together with a broad form comprehen liability for bodily injury and property damage. The aforesaid liability insurance s Landlord and Landlord's member, as "additional insureds," which endorsement shall cov acts and omissions of said parties in or about the Premises. The aforesaid insurance Million Dollars ($2,000,000) per occurrence and not less than Five Million Dollars ($ the limits of said policy be considered as limiting the liability of Tenant under thi

    Tenant shall also at all times maintain standard "all risk" casualty insurance upo fixtures.

    The aforesaid insurance shall be with companies licensed to do business with the I California. A certificate of such insurance shall be delivered to Landlord prior to anniversary date of the Commencement Date. The certificate for Tenant's liability ins Landlord and the other aforesaid persons and entities as "additional insureds" and th without thirty (30) days prior written notice to Landlord.

    12.2 Landlord's Insurance. During the Lease Term, Landlord shall ma on the Building and the Premises (including the original Tenant Improvements), which the full replacement cost of the Building, exclusive of architectural and engineering and the General Tenant Improvements, and the original Tenant Improvements.

    12.3 Waiver of Subrogation . Notwithstanding any other provision of waive any right of recovery against the other and the authorized representatives of t type required to be covered by any policy of insurance required under Section 12 insurance policy obtained by it to provide that the insurance company waives all righ either party in connection with any damage covered by any policy. If any insurance p subrogation, or is obtainable only by the payment of an additional premium charge abo policies without waivers of subrogation, the party undertaking to obtain the insuranc The other party shall have a period of thirty (30) days after receiving such not company that is reasonably satisfactory to the other party and that will carry the in agree to pay the additional premium if such policy is obtainable at additional cost. party in whose favor a waiver of subrogation is desired refuses to pay the additional the obligation to obtain a waiver of subrogation rights with respect to the particula

    13. Limitation of Liability and Indemnity. Tenant agrees to save, defen Landlord, and Landlord's partners, employees, agents, and contractors, against all li reasonable attorneys' fees, costs of court and expenses necessary in the prosecution injury to person or property, from whatever cause, while in or on the Premises, or in improvements or with the personal property therein, including any liability for injur or employees or third party persons; provided, however, Landlord shall be liable only resulting from the negligent acts or omissions of Landlord, or any of its partners, e

    Tenant's obligations under this Section 13 shall include the obligation to in and its partners, agents and employees, from and against any and all claims, losses, or in connection with (a) any injury or damage resulting from Tenant's use of the Pre and (b) any Release of any Hazardous Materials in or about the Premises, the Building caused or permitted by Tenant, or any of its agents, employees, contractors, subcontr obligations under this Section 13 shall survive termination of this Lease.

    Landlord, and Landlord's partners, employees, agents, and contractors, shall not b Tenant's property, nor for any injury to or loss of Tenant's business nor for any dam provided, however, Landlord shall be liable for, and shall indemnify, defend and hold arising in connection with, property damage and bodily injury resulting from the will of Landlord, or any of its partners, employees, agents, or contractors, but only to t injury is not covered by either the insurance required to be maintained by Tenant und actually maintained by Tenant.

    14. Assignment and Subletting.

    14.1 In General. Tenant shall not, either voluntarily or by operati assign, transfer, mortgage, pledge, hypothecate or encumber this Lease or any inte or any part thereof, or any right or privilege appurtenant thereto, without the prior shall not be unreasonably withheld. Landlord shall be reasonable in withholding its c worth of the proposed assignee is not equal to or greater than the net worth of Tenan the date of the proposed assignment, whichever is higher. Tenant shall give Landlord its desire to assign or sublet all or some of the Premises. Any such assignment, sub must be pursuant to a written agreement in a form acceptable to Landlord. Each permi assume and be deemed to have assumed this Lease (or the appropriate part hereof) and liable with Tenant for the payment of Rents and for the due performance of and compli and agreements to be performed or complied with by Tenant herein (including, but not Section 14). Notwithstanding the foregoing, if Landlord consents to a full assig hereunder during the initial ten (10) year term hereof, then the original Tenant here under this Lease if the transferee elects to exercise the Option pursuant to Section the proposed assignment, Landlord determines that the proposed transferee's projected is not satisfactory, then Tenant shall elect to either (a) assign to the proposed tra remaining initial ten (10) year Lease Term (in which event the transferee shall have liable for any and all obligations arising under this Lease during the Extended Term Option. Upon any release of the original Tenant, as provided above, such original Ten of Excess Rents (as provided in Section 14.4 below) or any other rents or other charg other party during the Extended Term.

    14.2 Transfers of Interests in Tenant . Any merger or reorganizatio sale, or transfer of substantially all of the assets of Tenant, or any sale or other Tenant shall not be deemed an assignment of this Lease requiring the prior written co 1 above.

    14.3 Right to Terminate. If Tenant notifies Landlord of its desire sublet all or any part of the Premises for more than seventy-five percent (75%) of th more than seventy-five percent (75%) of the Premises for any period, Landlord may ele terminate this Lease or Tenant's interest in the portion of the Premises specified an terminate the Lease (a) entirely, in the event of a proposed assignment or a sublease the Lease Term, (b) as to the portion of the Premises which is the subject of a propo (75%) of the remainder of the Lease Term, or (c) as to the portion of the Premises wh more than seventy-five percent (75%) of the Premises for any period, as specified in Section 14.3, (i) the term of a proposed sublease shall include all options to e shall be deemed to be for the remainder of the Lease Term if the term of the proposed the end of the Lease Term. If Tenant's notice specifies all of the Premises and Land terminate on the date stated in the notice given by Tenant pursuant to Section 1 have accrued and are unfulfilled as of such date. If Tenant's notice specifies less terminate, this Lease shall terminate on the date stated with respect to that portion Percentage Share shall be adjusted, based upon the area retained by Tenant after the entire Premises excluding any areas of the Premises designated in the proposed sublea The Lease as so amended shall continue thereafter in full force and effect. Landlord Lease specifying the new Premises, the adjusted Base Rent and Tenant's adjusted Perce either party to execute such an amendment shall not affect the validity of this Lease

    14.4 Excess Rents. Except as provided in the last sentence of Secti payable pursuant to any assignment or subletting shall be paid to Landlord and Tenant shall have the right to impose terms and conditions on its consent to any assignment payment of Landlord's share of Excess Rents. "Excess Rents" shall mean any and all r considerations to be received by Tenant upon an assignment or subletting of all or an of the Rents payable by Tenant to Landlord under this Lease after the recovery by Ten brokerage commissions, legal expenses, and tenant improvement costs, to the extent su in connection with the subject assignment or sublease.

    15. Ad Valorem Taxes. Tenant shall pay before delinquent all taxes asse and all taxes attributable to any leasehold improvements installed by Tenant.

    16. Lender Requirements.

    16.1 Subordination. This Lease is subordinate to any and all mortga of record against the Land and/or the Building. Tenant shall, upon the request of La necessary or desirable to (a) acknowledge the subordination of this Lease to any exis subordinate this Lease and all of Tenant's rights hereunder to any and all Encumbranc the Building; provided, however, Tenant may require as a condition to any subordinati Encumbrance agree to not disturb Tenant's possession of the Premises under the terms the Premises pursuant to foreclosure or otherwise. In addition to requiring nondistur sentence, as to any future Encumbrance arranged by the original Landlord under this L original Landlord, then Tenant may require that (1) Landlord has made a collateral as Encumbrance of the Letter of Credit provided that Landlord may retain all rights to s been a default on the part of Landlord in connection with such Future Encumbrance and takes an assignment of the Letter of Credit agrees in writing that such assignment, f regarded as having possession of that portion of the Security Deposit which is repres

    16.2 Attornment. In the event any proceedings are brought for forec power of sale under any mortgage or deed of trust made by Landlord covering the Premi purchaser, attorn to the purchaser upon any such foreclosure or sale and shall recogn Lease, provided such purchaser agrees in writing to assume all obligations of Landlor or purchase and provides a copy of such agreement to Tenant.

    16.3 Approval by Lender. Tenant acknowledges that any future holder approve the terms and provisions of this Lease. Tenant agrees that, in the event suc Lease in order to protect its security interest in the Premises; provided, however, n increase Tenant's obligations under this Lease or impose requirements upon Tenant whi

    17. Right of Entry. Tenant grants Landlord or its agents the right to e during normal business hours for purposes of inspection, exhibition, repair or altera Tenant at least one (1) business day prior notice (except in the event of emergency) Landlord shall have the right to use any and all means Landlord deems necessary to en shall also have the right (a) to place "for rent" signs of a reasonable size on the o during the last six (6) months of the Lease Term and (b) to place "for sale" the Premises at a reasonable location at any time. Tenant hereby waives any claim fo or interference with Tenant's business, or any other loss occasioned thereby; provide property damage and bodily injury resulting from the negligent acts or omissions of L representatives (except where Landlord is released from liability for negligence in S

    18. Estoppel Certificate. Tenant shall execute and deliver to Landlord, written notice, a statement in writing certifying (a) that this Lease is unmodified a modified, stating the nature of such modification), (b) the date to which Rent and ot that there are not, to such party's knowledge, any uncured defaults on the part of th they are claimed, and (d) such other information (including, without limitation, curr prospective purchaser, lender or encumbrancer of the Premises may reasonably require. upon by any prospective purchaser, encumbrancer, assignee or subletter of the Premise provide the statement and information required within the time and manner provided he Tenant. Landlord shall execute and deliver to Tenant, upon not less than five (5)) da certifying (a) that this Lease is unmodified and is in full force and effect (or, if modification), (b) the date to which Rent and other charges are paid in advance, if a knowledge, any uncured defaults on the part of the other party or specifying such def

    19. Tenant's Default. The occurrence of any one or more of the followin of this Lease by Tenant:

    a. The failure by Tenant to make any payment of Rent or any other payment r date the same is due and payable;

    b. Tenant abandons the Premises for a continuous period of at least thirty

    c. The failure of Tenant to observe, perform or comply with any of the cond period, unless a longer period is otherwise provided herein, of thirty (30) days afte cured within that time, then such additional time as may be reasonably necessary if w commenced and is diligently pursuing such activities as are necessary to cure the def

    d. Tenant becomes the subject of any bankruptcy, reorganization or insolven involuntary, and, in the case of an involuntary bankruptcy proceeding, Tenant fails t (60) days following that date of the filing of such bankruptcy.

    Any notice from Landlord to Tenant described in this Section 19 shall, in the three (3) day notice pursuant to California Code of Civil Procedure section 1161 "default" by Tenant referenced in this Lease, the term "default" as used in such cont subsections (a), (b) and/or (c) of this Section 19.

    20. Remedies for Tenant's Default. Upon any default by Tenant, Landlord to all other rights and remedies provided by law, to which Landlord may resort cumula

    20.1 Termination. Upon any default by Tenant, Landlord shall have t this Lease and Tenant's right to possession of the Premises. If Landlord has given T Section 19 above, then Landlord shall not be required to give Tenant any additio termination of this Lease, Landlord shall have the right to recover from Tenant:

    a. The worth at the time of award of the unpaid Rents which had been ea

    b. The worth at the time of award of the amount by which the

    Rents, which would have been earned after termination until the time of award exce proves, could have been reasonably avoided;

    c. The worth at the time of award (computed by discounting at the disco Francisco at the time of award plus one percent) of the amount by which the Rents for of award exceed the amount of such rental loss that Tenant proves could be reasonably

    d. Any other amounts necessary to compensate Landlord for all detriment which in the ordinary course of events would likely result, including without limitat

    (i) Expenses in retaking possession of the Premises;

    (ii) Expenses for cleaning, repairing or restoring the Premises;

    (iii) Expenses for removing, transporting, and storing any of Tenant's property have no obligation to remove, transport, or store any such property);

    (iv) Any penalties, additional assessments, or others costs levied to the extent such items arise as a result of a breach or default by Tenant; and,

    (v) Attorneys' fees and court costs.

    The "worth at the time of award" of the amounts referred to in subparagraphs (a) a allowing interest at an annual rate equal to the greater of: ten percent (10%); or fi the Federal Reserve Bank of San Francisco, as of the twenty-fifth (25th) day of the m Tenant, on advances to member banks under Sections 13 and 13(a) of the Federal R time to time amended, not to exceed the maximum rate allowable by law.

    20.2 Continuance of Lease . Upon a default by Tenant and unless and pursuant to Section 20.1 above, this Lease shall continue in effect after the de rights and remedies under this Lease, including, without limitation, the right to rec Neither efforts by Landlord to mitigate damages caused by a default by Tenant nor the waiver by Landlord of any of Landlord's rights or remedies, including the rights and is intended that the remedy set forth in this Section 20.2 is to provide Landlord the Section 1951.4. The use restrictions set forth in Section 9 above shall apply to Land the extent Tenant proves under all circumstances that the enforcement of such restric

    20.3 Reletting Premises . Upon a default by Tenant, Landlord may, and, without terminating this Lease, and at any time and from time to time, relet the account and in the name of Tenant or otherwise. Landlord may, at Landlord's election assignees or other person claiming any right in or through this Lease. Tenant shall specified in this Lease all sums required to be paid by Tenant under this Lease, plus sublease or reletting. Notwithstanding any prior reletting without termination, Land because of default by Tenant.

    20.4 Right to Cure Tenant's Default . In the event Tenant fails to Section 19(b) within a period of thirty (30) days after written notice (unless a herein), Landlord may, in addition to all other rights and remedies under this Lease, in the alternative, cure such default and demand reimbursement by Tenant of the cost default by Tenant, with interest thereon from the date such cost is incurred by Landl to Landlord under this Section 20.4 shall constitute Rent under this Lease. The way be deemed a waiver or release of Tenant from any obligation under this Lease.

    21. Bankruptcy: Holdover.

    21.1 Bankruptcy.

    A. In the event Tenant shall become a Debtor under Chapter 7 of the Bankruptcy or adjustment of debts is filed concerning Tenant under Chapters 11 or 13 of the Code is transferred to Chapters 11 or 13, the Trustee or Tenant, as Debtor-In-Possession, the time of such assumption, the Trustee or Debtor-In-Possession has:

    (i) Cured or provided Landlord "Adequate Assurance" (as defined bel

    a) The Trustee or the Debtor-In-Possession has cured, or has pr

    (1) Within ten (10) days from the date of such assumption all monetary defaults under this Lease; and

    (2) Within thirty (30) days from the date of such assumptio defaults under this Lease.

    (ii) For purposes of this Section 21.1, Landlord and Tenant acknowl proceeding of Tenant, at a minimum "Adequate Assurance" shall mean:

    (a) The Trustee or the Debtor-In-Possession has and will contin obligations of Tenant under this Lease as the same become due; and

    (b) The Bankruptcy Court shall have entered an Order segregatin the Trustee or Debtor-In-Possession shall have granted a valid and perfected first li property of Tenant, Trustee or Debtor-In-Possession, acceptable as to value and kind obligation of the Trustee or Debtor-In-Possession to cure the monetary and/or non-mon periods set forth above.

    B. If the Trustee or Debtor-In-Possession has assumed the Lease pursuant to the purpose of assigning Tenant's interest hereunder to any other person or entity, such Trustee, Debtor-In-Possession or the proposed assignee have complied with all of the herein, Landlord and Tenant acknowledging that such terms, covenants and conditions a bankruptcy proceeding of Tenant. The terms of Section 14.1 applicable to any such those with respect to Additional Rent and the use of the Premises only as permitted i

    C. Unless otherwise allowed by the Court and until such time as the Lease is as Possession shall timely perform all the monetary and non-monetary obligations under t filing, including, without limitation, the payment of Fixed Rent and such other Addit

    D. The rights, remedies and liabilities of Landlord and Tenant set forth in thi which may now or hereafter be accorded, or imposed upon, Landlord and Tenant by the C

    21.2 Holdover. Upon termination of the Lease or expiration of the t Premises without Landlord's written consent first had and obtained, then Tenant's pos sufferance, and Landlord may bring an action for possession or detainer at any time t Premises after the term of this Lease with Landlord's consent, Tenant shall become a conditions as provided in this Lease except that Base Rent shall equal one hundred fi the last year of the Lease Term, payable in advance on or before the first day of eac terms of this Lease shall be deemed terminated and be of no effect during said month possession until such tenancy shall be terminated by either Landlord or Tenant giving party at least thirty (30) days prior to the effective date of termination.

    22. Landlord's Default. Upon any default by Landlord under this Lease, notice of such default and a reasonable time period in which to cure such default. <

    23. Parking. Tenant shall have the right during the Lease Term to use, seventy-three (273) spaces within the parking facilities situated within the Common the undeveloped land owned by Landlord which is adjacent to the Building, as designat hereto, provided that Tenant pays for all costs associated with acquiring access to a undeveloped land described in Exhibit "C", including, without limita meeting permit conditions, paving, landscaping, bridge construction, and acquisition parking area is exclusive to Avanex use.

    24. Sale of Premises. In the event of any sale of the Premises by Landl or acknowledgment on the part of Landlord or Tenant, entirely released from all liabi obligations contained in or derived from this Lease or arising out of any act, occurr consummation of such sale. The purchaser at such sale or any subsequent sale of the agreement between the parties or their successors in interest or between the parties agreed to carry out any and all of the covenants and obligations of Landlord under th interest under this Lease has received the Cash Deposit portion of security deposit o Deposit but does agree, for the benefit of Tenant, to return that portion of the Cash pursuant to this Lease, then Tenant shall be entitled to offset against the Base Rent portion of the Cash Deposit to which Tenant may otherwise be entitled. The foregoing offset against portions of the Base Rent due for the last month of the Lease Term at shall in no event be used to offset Base Rent for any other month of the Lease Term a and payable under this Lease.

    25. Waiver. No delay or omission in the exercise of any right or remedy party shall impair such a right or remedy or be construed as a waiver. The subsequen by Tenant after breach by the payee of any covenant or term of this Lease shall not b waiver of timely payment for the particular payment involved, and shall not prevent t based on such breach (including an unlawful detainer action, if applicable). No paym a lesser amount than the Rent and other sums due hereunder shall be deemed to be othe sums due, nor shall any endorsement or statement on any check or accompanying any che satisfaction. A party may accept such check or payment without prejudice to its righ sum or pursue any other remedy provided in this Lease. The waiver by a party of any deemed a waiver of such term or of any subsequent breach thereof.

    26. Casualty Damage. If the Premises or any part thereof shall be damag prompt written notice thereof to Landlord. In case the Building or the Premises shal that more than thirty percent (30%) reconstruction of the Building or the Premises is regardless of the extent of damage, such damage is either uninsured or the insurance Landlord to restore the Building or the Premises, Landlord may elect to either termin Premises. In all other cases, Landlord shall promptly commence reconstruction repair elects to terminate the Lease, the estate created hereby shall terminate forty-five ( Rent due hereunder shall be abated as of the date of such damage. If Landlord elects Premises, then Landlord shall proceed with reasonable diligence to restore the Buildi be responsible for delays outside of its control) to substantially the same condition If Landlord is required to make any repairs or restorations pursuant to this Section& spend for such repairs or restoration an amount in excess of the insurance proceeds a casualty. If Landlord elects to repair or restore the Building or the Premises, then the damage occurred, may request in writing from Landlord an estimate of the time req Premises. Landlord shall notify Tenant of Landlord's reasonable estimate of the time damages more than forty percent (40%) of the manufacturing area within the Premises a conduct its manufacturing operations in any portion of the Premises, then Tenant shal Landlord estimates that the Premises cannot be restored within one hundred and twenty Tenant shall exercise (if at all) the aforesaid right to terminate within five (5) bu estimate, which termination shall be effective as of the date the damage occurred. L inconvenience or annoyance to Tenant, injury to the business of Tenant, loss of use o Tenant's personal property resulting in any way from such damage or the restoration t Landlord shall allow Tenant a fair diminution of Base Rent during the time and to the

    It is the intent of the parties hereto that the original Tenant Improvements w carried by Landlord on the Building and that, in the event of a casualty where Landlo or repair, Landlord will restore or repair such improvements to the extent of insuran Landlord for such purpose; provided, however, in no event shall Landlord be required Alterations or other improvements constructed by, or of behalf of, Tenant or any of T equipment except to the extent that Landlord actually receives insurance proceeds wit (Tenant acknowledges that Landlord is under no obligation to maintain insurance cover any of its representatives have made any representations or warranties to Tenant that covering such property). Tenant hereby waives the provisions of Sections 1932(2 Civil Code.

    Landlord or Tenant shall have the right to terminate this Lease if (a) the damage the term of this Lease, and (b) it is estimated by Landlord that the necessary repair from the date of the damage.

    27. Condemnation. If thirty percent (30%) or more of the Land or fiftee taken for any public or quasi-public purpose of any lawful governmental power or auth appropriation, reverse condemnation, condemnation or eminent domain, or sold to preve sole option, terminate this Lease as of the effective date of such taking. Tenant sh the taking authority for any compensation because of such taking, and Landlord shall award without deduction for any estate of interest of Tenant; provided, Tenant shall separately designated as compensation to Tenant for moving expenses and/or loss of go the Land and/or less than fifteen percent (15%) of the Premises is taken, Landlord sh the Premises and the Common Areas to substantially its same condition prior to such p effects of such taking, and a proportionate allowance shall be made to Tenant for the and to the part of the Premises of which, Tenant is deprived on account of such takin foregoing, Landlord shall not be required to expend funds in connection with the rest compensation actually received by Landlord from the condemning authority.

    28. General Provisions.

    28.1 Time . Time is of the essence in this Lease and with respect t performance is a factor.

    28.2 Successors and Assigns . The covenants and conditions herein c assignment, apply to and bind the heirs, successors, executors and assigns of the par

    28.3 Recordation . Tenant shall not record this Lease or a short fo consent of Landlord.

    28.4 Landlord's Personal Liability. The liability of Landlord to Te terms of this Lease shall be limited to the interest of Landlord in the Building, and interest in the Building for the recovery of any judgment, it being intended that Lan personally liable for any judgment or deficiency.

    28.5 Separability . Any provisions of this Lease which shall prove affect, impair or invalidate any other provision hereof and such other provision shal

    28.6 Choice of Law . This Lease shall be governed by the laws of th of California.

    28.7 Attorneys' Fees . In the event any legal action is brought to Lease, the prevailing party therein shall be entitled to recover all costs and expens

    28.8 Interest . Any installment of Base Rent or any other sum due f by Landlord after thirty (30) days from when the same is due shall bear interest from annual rate equal to the greater of; (a) ten percent (10%); or (b) five percent Reserve Bank of San Francisco as of the twenty-fifth (25th) day of the month immediat member banks under Sections 13 and 13(a) of the Federal Reserve Act, as now in e not to exceed the maximum rate allowable by law. The accrual and/or acceptance of an Tenant's default with respect to any overdue amount, nor prevent Landlord from exerci remedies.

    28.9 Notices . All notices and demands required to be sent to Landl shall be personally delivered or sent by certified or registered mail, or by overnigh indicated above or to such other addresses as the parties may from time to time desig

    28.10 Authorization. The persons signing this Lease on behalf of Av the following:

    a. That Avanex, by duly passed resolution of the board of directors of this Lease and to incur and perform all the obligations of Tenant hereunder (which re Tenant's delivery of this Lease);

    b. That the person signing this Lease on behalf of Avanex has been auth on behalf of such corporation and deliver the same to Landlord.

    28.11 Prior Agreements . This Lease contains all of the agreements Improvement Agreement, with respect to any matter covered or mentioned in this Lease, pertaining to any such matters shall be effective for any purpose. No provision of t an agreement in writing signed by the parties hereto or their respective successors-i

    28.12 Quiet Enjoyment . If Tenant timely pays the Rents and other a performs all the covenants, terms, and conditions of this Lease, Tenant shall peaceab the Lease Term without interruption by Landlord or any person or persons claiming by, nevertheless, to the terms and conditions of this Lease. Notwithstanding the foregoin will be constructing Building C of the Project during Tenant's occupancy of the Build construction there may be additional noise, vibrations, and traffic, together with ot construction, which may cause some temporary disruption to Tenant's use and enjoyment any and all claims, costs, liabilities and damages which may result from such disrupt constitute a constructive eviction nor Tenant shall be entitled to any abatement of R and (e) that Tenant shall reasonably cooperate with Landlord, upon request, in connec

    28.13 Real Estate Commissions. The parties hereto acknowledge that only International, as Landlord's broker, and John King and Jana Gluckman of BT Commercial "Brokers") are the only parties entitled to any commission or fees in connecti to a separate agreement with David Sandlin and Rob Shannon of Colliers International, connection with this Lease. John King and Jana Gluckman of BT Commercial shall be ent Sandlin and Rob Shannon of Colliers International. Each of Landlord and Tenant hereby other than to the Brokers, no real estate brokerage commission is payable to any pers contemplated hereby, and each party agrees to and does hereby indemnify and hold the commission to any person or entity claiming by, through or under the indemnifying par and all claims, liabilities, costs and expenses (including reasonable attorney fees a such claims and shall survive any termination of this Lease.

    28.14 Joint and Several Liability. Each of the parties executing this le severally liable for the performance of all of the Tenant's obligations under this Le

    EXHIBITS

    Exhibit A Cross-hatch of Building

    Exhibit B Base Rent Schedule

    Exhibit C Adjacent Property

    Exhibit D Items Excluded From Improvement Allowance

    IN WITNESS WHEREOF, this Lease is executed on the date and year first above wr

    LANDLORD:

    STEVENSON BUSINESS PARK, LLC

    a California limited Liability Company

    By: ______________

    Ron Winter,

    its Managing Member

    TENANT:

    AVANEX CORPORATION,

    a Delaware corporation

    By:_______________

    its: Chief Executive Officer

    By:_______________

    its: Chief Financial Officer

    EXHIBIT "B"

    BASE RENT SCHEDULE

    Lease Year Monthly Base Rent
      $106,401.78
      $110,657.85
      $115,084.16
      $119,687.52
      $124,475.02
      $129,454.02
      $134,632.18
      $140,017.46
      $145,618.15
      $151,442.87

    EXHIBIT "D"

    The Improvement Allowance shall not be used for or otherwise applied to (and Tenan furnishings, equipment, or any specialized systems, components or installations, whic following:

      Furniture, i.e.: cubicles, chairs, and desks
      Trash Compactor
      Kitchen appliances, i.e.: Refrigeratiors, microwave ovens, ice makers, etc.
      Cabling & cable trays
      Generator or UPS systems (backup battery)
      Costs associated with upgrading electrical service for 2,000 AMPS
      Mezzanine
      Air compressors and associated piping
      Vacuum pumps and associated piping
      Phone system
      HVAC over and above standard including, air handling units, Hepa fan units, Hepa

      LEASE AGREEMENT

      BETWEEN

      STEVENSON BUSINESS PARK, LLC

      A CALIFORNIA LIMITED LIABILITY COMPANY

      AS LANDLORD

      AND

      AVANEX CORPORATION,

      A DELAWARE CORPORATION

      AS

      TENANT